Exhibit 1

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree, as of May 8, 2026, that only one statement containing the information required by Schedule 13G, and each amendment thereto, need be filed with respect to the ownership by each of the undersigned of Class A ordinary shares of HUYA Inc., a Cayman Islands company, and such statement to which this Joint Filing Agreement is attached as Exhibit 1 is filed on behalf of each of the undersigned.

OLP Capital Management Limited

By:	/s/ Richard Li
Name: Richard Li
Title: Director

Richard Li

By:	/s/ Richard Li
Richard Li

Di Fan Shen

By:	/s/ Di Fan Shen
Di Fan Shen